EXHIBIT 24.3

Power of Attorney

CYRTE INVESTMENTS B.V.

Whereas:

•                  Each of Mr. F.J. Botman, F.J. Botman Holding B.V., Talpa Capital Holding B.V., Mr. J.H.H. de Mol, Stichting Administratiekantoor Talpa Beheer and Talpa Beheer B.V. (the “Grantors”) granted on or around 1 August 2006 a power of attorney to Cyrte Investments B.V. (“Cyrte Investments”) to execute on behalf and in the name of the Grantors any notification documents relating to the direct or indirect holding of shares and/or voting rights in listed companies, with a right of substitution.

•                  Through this power of attorney Cyrte Investments wishes to utilize this right of substitution and, in addition, grant a power of attorney to Mr. Gaylord Macnack to execute any notification documents relating to the direct or indirect holding of shares and/or voting rights in listed companies on behalf of Cyrte Investments.

The undersigned:

Cyrte Investments hereby grants a power of attorney to Mr. Gaylord Macnack (the “Attorney”):

•                  to execute on behalf and in the name of the Grantors and Cyrte Investments any notification documents relating to the direct or indirect holding of shares and/or voting rights in listed companies (such as pursuant to the Dutch Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996 and similar regulations in other jurisdictions);

•                  and furthermore in general to do all things as the Attorney may reasonably deem appropriate, requisite or proper in connection with the foregoing.

Cyrte Investments will indemnify the Attorney against all losses, damages, costs and expenses (including legal fees) incurred by the Attorney in connection with its exercise of any power, right or discretion conferred under this power of attorney.

This power of attorney shall be governed by the laws of the Netherlands. This power of attorney shall be valid for an indefinite period of time. Cyrte Investments is at all times entitled to revoke this power of attorney.

Signed: Naarden on Aug 3, 2006

Cyrte Investments B.V.

/s/ F.J. Botman
By: Mr. F.J. Botman
Title: Director